EXHIBIT 99.1

For immediate release

Media Contact: Sheila Odom, 402.458.2329

Investor Contact: Cheryl Watson, 317.469.2064

Nelnet Prices $275 Million of 5.125% Senior Notes due 2010

Lincoln, Neb., May 20, 2005 – Nelnet, Inc. (NYSE: NNI) announced today the pricing of a public offering of $275 million of 5.125% Senior Notes due 2010. Nelnet expects to close the offering on May 25, 2005, subject to customary conditions.

Nelnet intends to use a portion of the net proceeds from this offering to repay amounts outstanding under its line of credit, borrowings under which were utilized for working capital purposes. Nelnet does not have current specific plans for the remainder of the net proceeds, but intends to use them for general corporate purposes, including but not limited to the expansion of marketing efforts, capital expenditures and technology developments, working capital, warehouse financing for partially and fully disbursed FFELP loans, private education and consumer education loans and possible acquisitions.

Citigroup and JPMorgan are the joint bookrunners for this offering. Credit Suisse First Boston, Fifth Third Securities, Inc. and SunTrust Robinson Humphrey are co-managers.

Copies of the prospectus supplement and accompanying prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 or J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation’s leaders in terms of total net student loan assets with $14.5 billion as of March 31, 2005. Headquartered in Lincoln, Nebraska, it originates, consolidates, securitizes, holds and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

This press release may contain forward-looking statements and information that are based on management’s current expectations as of the date of this press release. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the ac tual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and costs of yields on student loans under the Federal Family Education Loan Program of the U.S. Department of Education, or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to Nelnet. Nelnet could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; losses from loan defaults; and changes in prepayment rates and credit spreads.